EXHIBIT 99.1
PRESS RELEASE OF PAYCHEX, INC. DATED MARCH 28, 2007
PAYCHEX, INC. REPORTS RECORD THIRD QUARTER RESULTS
March 28, 2007
THIRD QUARTER FISCAL 2007 HIGHLIGHTS
•	Total revenue up 13% to $485.3 million.

•	Payroll service revenue up 8% to $345.4 million and Human Resource Services revenue grew 25% to $102.2 million.

•	Operating income excluding interest on funds held for clients, stock-based compensation costs, and an increase to the litigation reserve increased 18% to $155.3 million.

•	Diluted earnings per share of $0.33 was reduced by $0.02 per share due to the $13.0 million increase to the litigation reserve.
     ROCHESTER, NY, March 28, 2007 — Paychex, Inc. (“we,” “our,” or “us”) (NASDAQ:PAYX) today announced record net income of $126.6 million, or $0.33 diluted earnings per share, for the three months ended February 28, 2007 (the “third quarter”), an 11% increase over net income of $114.5 million, or $0.30 diluted earnings per share, for the same period last year. The third quarter results were impacted by an increase to the litigation reserve of $13.0 million, which reduced diluted earnings per share for the third quarter by approximately $0.02 per share.
     “We have enjoyed another excellent quarter and look forward to our seventeenth consecutive year of record revenues and net income,” commented Jonathan J. Judge, President and Chief Executive Officer of Paychex. “Our third quarter growth in operating income excluding interest on funds held for clients and certain items was very strong at 18%.”
     Human Resource Services revenue increased 25% to $102.2 million for the third quarter from the same period last year. The growth was generated from the following: retirement services client base increased 15% to 43,000 clients; comprehensive human resource outsourcing services increased 30% to 350,000 client employees; and workers’ compensation insurance services client base increased 16% to 59,000 clients. Additionally, the asset value of the retirement services client employees’ funds increased 24% to $7.6 billion.
     Total expenses increased 16% to $312.3 million for the third quarter from the same period last year. Expense growth for the third quarter was impacted by the increase to the litigation reserve. Additionally, we incurred $7.0 million of stock-based compensation costs for the third quarter. Excluding stock-based compensation costs and the increase to the litigation reserve, total expense growth would have been 8%.
     For the third quarter, interest on funds held for clients increased 31% to $37.7 million and corporate investment income increased 65% to $10.5 million, attributable to higher average interest rates and higher average investment balances, as summarized below:

	For the three months ended		For the nine months ended
	February 28,		February 28,
$ in millions	2007	2006	2007	2006

Average investment balances:
Funds held for clients	$3,633.5	$3,399.6	$3,165.6	$2,958.5
Corporate investments	$1,137.1	$866.2	$1,069.6	$798.3

Average interest rates earned:
Funds held for clients	4.1%	3.3%	4.0%	3.1%
Corporate investments	3.7%	2.9%	3.7%	2.7%

YEAR-TO-DATE FISCAL 2007 HIGHLIGHTS
     The highlights for the nine months ended February 28, 2007 are as follows:
•	Net income of $394.3 million, or $1.03 diluted earnings per share.

•	Net income and diluted earnings per share increased 15% and 14%, respectively.

•	Total revenue increased 13% to $1,399.6 million.

•	Payroll service revenue was up 9% to $1,012.9 million.

•	Human Resource Services revenue increased 24% to $289.5 million.

•	Operating income excluding interest on funds held for clients, stock-based compensation costs, and an increase to the litigation reserve increased 15% to $476.8 million.

•	Cash flow from operations was $532.2 million.

•	Utilization of our payroll tax administration services and employee payment services as of February 28, 2007 was 92% and 70%, respectively.
OUTLOOK
     Our current outlook for the full fiscal year ending May 31, 2007 is unchanged from the guidance provided in our Quarterly Report on Form 10-Q for the quarter ended August 31, 2006.
•	Total service revenue growth is projected to be in the range of 11% to 13%.

•	Interest on funds held for clients is expected to increase approximately 30% to 35%.

•	Total revenue growth is estimated to be in the range of 12% to 14%.

•	Corporate investment income is anticipated to increase approximately 55% to 60%.

•	Stock-based compensation costs will be primarily included in selling, general and administrative expenses, and are expected to be in the range of $25.0 million to $30.0 million.

•	Net income growth is expected to be in the range of 13% to 15%.
     Our projections are based on current economic and interest rate conditions continuing with no significant changes.
CONFERENCE CALL
     Interested parties may access the webcast of our Earnings Release Conference Call, scheduled for March 29, 2007 at 10:30 a.m. Eastern Time, at www.paychex.com on the Investor Relations page. The webcast will also be archived on the Investor Relations page for approximately one month. Our news releases, current financial information, SEC filings, and investor presentations are also accessible at www.paychex.com. For more information, contact:

Investor Relations:	John Morphy, CFO, or Terri Allen	585-383-3406

Media Inquiries:	Laura Saxby Lynch	585-383-3074

ABOUT PAYCHEX
     Paychex, Inc. is a leading provider of payroll, human resource, and benefits outsourcing solutions for small- to medium-sized businesses. The company offers comprehensive payroll services, including payroll processing, payroll tax administration, and employee pay services, including direct deposit, Readychex®, and check signing. Human Resource Services include 401(k) plan recordkeeping, workers’ compensation administration, section 125 plans, a professional employer organization, time and attendance solutions, and other administrative services for business. Paychex, Inc. was founded in 1971. With headquarters in Rochester, New York, the company has more than 100 offices and serves approximately 543,000 payroll clients nationwide. For more information about Paychex, Inc. and our products, visit www.paychex.com.
“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
     Certain written and oral statements made by us may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Forward-looking statements are identified by such words and phrases as “we expect,” “expected to,” “estimates,” “estimated,” “current outlook,” “we look forward to,” “would equate to,” “projects,” “projections,” “projected to be,” “anticipates,” “anticipated,” “we believe,” “could be,” and other similar phrases. All statements addressing operating performance, events, or developments that we expect or anticipate will occur in the future, including statements relating to revenue growth, earnings, earnings-per-share growth, or similar projections, are forward-looking statements within the meaning of the Reform Act. Because they are forward-looking, they should be evaluated in light of important risk factors. These risk factors include, but are not limited to, those that are described in our filings with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K filed on July 21, 2006. Any of these factors could cause our actual results to differ materially from our anticipated results. The information provided in this document is based upon the facts and circumstances known at this time. We undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of issuance of this release, or to reflect occurrence of unanticipated events.

PAYCHEX, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands, except per share amounts)

	For the three months ended			For the nine months ended
	February 28,			February 28,
			%			%
	2007	2006	Change	2007	2006	Change

Revenue:
Payroll service revenue	$345,406	$319,992	8%	$1,012,853	$932,512	9%
Human Resource Services revenue	102,162	81,891	25%	289,504	232,814	24%

Total service revenue	447,568	401,883	11%	1,302,357	1,165,326	12%
Interest on funds held for clients (A)	37,719	28,703	31%	97,259	68,790	41%

Total revenue	485,287	430,586	13%	1,399,616	1,234,116	13%

Expenses:
Operating expenses (B)	158,543	145,486	9%	457,497	414,257	10%
Selling, general and administrative expenses (B)	153,760	124,500	24%	400,453	337,834	19%

Total expenses	312,303	269,986	16%	857,950	752,091	14%

Operating income	172,984	160,600	8%	541,666	482,025	12%

Investment income, net (A)	10,494	6,358	65%	29,851	16,769	78%

Income before income taxes	183,478	166,958	10%	571,517	498,794	15%

Income taxes	56,878	52,424	8%	177,170	156,620	13%

Net income	$126,600	$114,534	11%	$394,347	$342,174	15%

Basic earnings per share	$0.33	$0.30	10%	$1.04	$0.90	16%

Diluted earnings per share	$0.33	$0.30	10%	$1.03	$0.90	14%

Weighted-average common shares outstanding	381,475	379,680		380,879	379,245

Weighted-average common shares outstanding, assuming dilution	383,335	381,751		382,566	381,055

Cash dividends per common share	$0.21	$0.16	31%	$0.58	$0.45	29%

(A)	Further information on interest on funds held for clients and investment income, net, and the short- and long-term effects of changing interest rates can be found in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as applicable, under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and subheadings “Results of Operations” and “Market Risk Factors.” These filings are accessible at our website www.paychex.com.

(B)	Effective June 1, 2006, we adopted Statement of Financial Accounting Standard No. 123(R), “Share-Based Payment.” In accordance with this standard, we recognized compensation costs for the fair value of stock-based awards of $7.0 million for the third quarter and $19.3 million for the nine months ended February 28, 2007. These costs were reflected in the Consolidated Statements of Income with $2.3 million for the third quarter and $6.4 million for the nine months ended February 28, 2007 in operating expenses, and $4.7 million for the third quarter and $12.9 million for the nine months ended February 28, 2007 in selling, general and administrative expenses.

PAYCHEX, INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In thousands, except per share amount)

	February 28,	May 31,
	2007	2006

ASSETS
Cash and cash equivalents	$80,921	$137,423
Corporate investments (A)	566,888	440,007
Interest receivable	38,628	38,139
Accounts receivable, net of allowance for doubtful accounts	163,673	189,835
Deferred income taxes	20,503	18,314
Prepaid income taxes	—	7,574
Prepaid expenses and other current assets	25,759	21,398

Current assets before funds held for clients	896,372	852,690
Funds held for clients (A)	3,547,269	3,591,611

Total current assets	4,443,641	4,444,301
Long-term corporate investments (A)	578,896	384,481
Property and equipment, net of accumulated depreciation	253,485	234,664
Intangible assets, net of accumulated amortization	68,499	60,704
Goodwill	407,712	405,842
Deferred income taxes	13,632	12,783
Other long-term assets	5,949	6,527

Total assets	$5,771,814	$5,549,302

LIABILITIES
Accounts payable	$55,954	$46,668
Accrued compensation and related items	128,983	130,069
Deferred revenue	7,731	5,809
Accrued income taxes	12,516	—
Litigation reserve	13,168	15,625
Other current liabilities	41,342	34,008

Current liabilities before client fund deposits	259,694	232,179
Client fund deposits	3,551,790	3,606,193

Total current liabilities	3,811,484	3,838,372
Deferred income taxes	11,659	15,481
Other long-term liabilities	45,635	40,606

Total liabilities	3,868,778	3,894,459

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value; Authorized: 600,000 shares; Issued and outstanding: 381,933 shares as of February 28, 2007, and 380,303 shares as of May 31, 2006, respectively	3,819	3,803
Additional paid-in capital	348,929	284,395
Retained earnings	1,554,254	1,380,971
Accumulated other comprehensive loss	(3,966)	(14,326)

Total stockholders’ equity	1,903,036	1,654,843

Total liabilities and stockholders’ equity	$5,771,814	$5,549,302

(A)	The available-for-sale securities within the funds held for clients and corporate investment portfolios reflected a net unrealized loss position of $6.1 million at February 28, 2007, compared with a net unrealized loss position of $22.0 million at May 31, 2006. During the first nine months of fiscal 2007, the net unrealized loss position ranged from $29.5 million to $1.1 million. The net unrealized loss position of our investment portfolios was approximately $5.5 million at March 23, 2007.